Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Record Revenue and Earnings Results for its Fiscal 2021 Second Quarter

  Total net revenues increased 44.8 percent, or $271.6 million, to $877.3 million compared with total revenues of $605.6 million in the prior year period, driven by ecommerce growth of 59.7 percent.
  Net Income for the quarter increased 53.3 percent, or $39.5 million, to $113.7 million, or $1.71 per diluted share, compared with net income of $74.2 million, or $1.12 per diluted share in the prior year period.
  Adjusted EBITDA1 for the quarter increased 48.4 percent, or $53.6 million, to $164.3 million compared with $110.7 million in the prior year period.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 28, 2021--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection and celebration, today reported results for its Fiscal 2021 second quarter ended December 27, 2020.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “We are very pleased to report the highest quarterly revenue and profit in our Company’s history. Our record top and bottom-line results represent the seventh consecutive quarter of strong revenue growth across our three business segments and reflects a continuation of the momentum that we have been building over the past several years. These results were primarily driven by strong, double-digit ecommerce growth across our gourmet food and gift basket brands, in our market-leading 1-800-Flowers.com® floral business, and in our newest market-leading brand, PersonalizationMall.com®.

“The strong ecommerce growth, combined with excellent execution, enabled us to drive record results despite the significant headwinds we faced in the year-end holiday period, including increased labor and transportation costs as well as operating inefficiencies related to the ongoing pandemic. This is a testament to the incredible hard work and commitment of all our associates across the Company to help our customers connect and express themselves in a very challenging environment.”

McCann noted that, “Over the past several years, we have made significant investments in our brands, our technology stack, our digital marketing and cross-brand merchandising programs, our fast-growing customer files and our customer care platform. We have complemented these internal investments with strategic and highly accretive acquisitions, including Shari’s Berries® in August of 2019 and PersonalizationMall.com in August of 2020. As a result, we have successfully created a highly scalable and leverageable ecommerce platform that is built for growth, which will help us continue to drive enhanced shareholder returns.”

McCann said that in addition to the strong revenue and profit growth in the quarter, the Company continued to grow its customer file at a record pace. “We are continuing to leverage our efficient digital marketing programs to take advantage of the seismic shift in consumer shopping from traditional brick-and-mortar to ecommerce. As a result, we continue to see exceptionally strong new customer growth combined with increased frequency from existing customers. We are also seeing an increasing number of both new and existing customers joining our Celebrations Passport® loyalty program, which is one of the drivers of increased purchase frequency, retention and life-time value. The combination of these positive trends significantly enhances our ability to deliver sustainable top and bottom-line growth both near and longer term.”

Regarding the Company’s current fiscal third quarter, McCann said that the Company continued to see strong ecommerce demand through the first four weeks of the quarter. “As we enter the second half of our fiscal year, we have built significant momentum across our business by leveraging our expanded product offering and our focused customer engagement to build relationships. While we are cognizant of continuing uncertainty in the overall environment due to the COVID-19 pandemic, we believe we are well positioned to deliver solid results for the current fiscal third quarter and the full year.”

Second Quarter 2021 Financial Results

Total consolidated revenues increased 44.8 percent, or 271.2 million, to $877.3 million, compared with total consolidated revenues of $605.6 million in the prior year period, driven by ecommerce growth of 59.7 percent including revenue contributions from PersonalizationMall.com (“PMall”), which the Company acquired in August 2020. Excluding the contribution from PMall, total net revenues increased 24.7 percent and e-commerce net revenues increased 34.6 percent compared with the prior year period.

Gross profit margin for the quarter increased 100 basis points to 45.4 percent, compared with 44.4 percent in the prior year period. Operating expenses as a percent of total revenues was 28.6 percent, compared with 28.0 percent in the prior year period. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and one-time costs primarily associated with its acquisition of PMall, operating expenses, as a percentage of total revenues was 28.3 percent in the quarter.

The combination of these factors resulted in an increase of 48.4 percent, or $53.6 million, in Adjusted EBITDA to $164.3 million, compared with Adjusted EBITDA of $110.7 million in the prior year period.

Net income for the quarter increased 53.3 percent, or $39.5 million, to $113.7 million, or $1.71 per diluted share, compared with net income of $74.2 million or $1.12 per diluted share in the prior year period. Adjusted net income for the quarter increased 54.1 percent, or $40.1 million, to $114.2 million, or 41.72 per diluted share.

Segment Results:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet® segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 15.9 percent, or $73.7 million, to $538.3 million, compared with $464.6 million in the prior year period. The strong growth was driven by accelerated ecommerce growth of 27.1 percent, which more than offset lower wholesale gift basket orders for the holiday season and the loss of revenues associated with the closing of the Harry & David® retail stores in fiscal 2020. Gross profit margin increased 40 basis points to 45.9 percent, compared with 45.5 percent in the prior year period. Segment contribution margin, as adjusted, improved 19.5 percent, or $22.2 million, to $135.5 million, compared with $113.4 million in the prior year period.
  Consumer Floral and Gifts: Revenues in this segment increased 163.9 percent, or $189.7 million, to $305.4 million, compared with $115.7 million in the prior year period. Excluding the contribution from PMall, revenues in this segment increased 58.3 percent compared with the prior year period. Gross profit margin increased 550 basis points to 44.0 percent, compared with 38.5 percent in the prior year period primarily reflecting contributions from PMall. Segment contribution margin increased 319.3 percent, or $34.8 million, to $45.7 million, compared with $10.9 million in the prior year period. Excluding the contribution from PMall, segment contribution margin increased 69.7 percent compared with the prior year period.
  BloomNet: Revenues for the quarter increased 32.4 percent to $34.1 million, compared with $25.7 million in the prior year period. Gross profit margin was 49.4 percent, a decrease of 180 basis points compared with 51.2 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 32.9 percent to $12.1 million, compared with $9.1 million in the prior year period.

Company Guidance

  Due to the significant uncertainty in the overall economy related to the ongoing COVID-19 pandemic, the Company is not providing guidance for its full fiscal 2021 year at this time.

  Regarding the fiscal third quarter:

    Based on the continued strong ecommerce growth momentum that has carried into January, the Company expects to achieve total consolidated revenue growth for its third fiscal quarter, including contributions from PMall, in a range of 45-to-50 percent, compared with the prior year period.

    The Company anticipates that the strong revenue growth will help offset certain headwinds, including the Sunday placement of the key Valentine’s Day holiday, increased year-over-year labor and transportation costs and operating inefficiencies related to the COVID-19 pandemic.

    As a result, the Company anticipates achieving Adjusted EBITDA of between $4.0-and-$5.0 million compared with an Adjusted EBITDA loss of $2.4 million in the prior year period, and;

    an EPS loss of between $0.09-and-$0.11 compared with an EPS loss of $0.15 in the prior year period.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s business platform features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery® and Simply Chocolate®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac GiftsSM, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was named to the Forbes 2021 Best Small Companies List. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its expected results for the fiscal-year 2021 third quarter; the impact of the COVID-19 pandemic on the Company; its ability to successfully integrate acquired businesses and assets; its ability to cost-effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 28, 2021, at 8:00 a.m. (ET). The conference call will be webcast live from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. ET on the day of the call through November 5, 2020 at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #:10148432.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	December 27, 2020	June 28, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$370,586		$240,506
Trade receivables, net	72,590		15,178
Inventories	89,389		97,760
Prepaid and other	30,879		25,186
Total current assets	563,444		378,630

Property, plant and equipment, net	197,598		169,075
Operating lease right-of-use assets	88,096		66,760
Goodwill	208,048		74,711
Other intangibles, net	140,672		66,273
Other assets	24,402		18,986
Total assets	$1,222,260		$774,435

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$104,965		$25,306
Accrued expenses	285,822		141,741
Current maturities of long-term debt	15,000		5,000
Current portion of long-term operating lease liabilities	10,953		8,285
Total current liabilities	416,740		180,332

Long-term debt	170,912		87,559
Long-term operating lease liabilities	81,308		61,964
Deferred tax liabilities	27,244		28,632
Other liabilities	28,448		16,174
Total liabilities	724,652		374,661
Total stockholders’ equity	497,608		399,774
Total liabilities and stockholders’ equity	$1,222,260	$	$774,435

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Six Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net revenues:
E-Commerce	$777,810	$487,084	$1,016,673	$616,134
Other	99,446	118,558	144,355	176,771
Total net revenues	877,256	605,642	1,161,028	792,905
Cost of revenues	479,010	336,470	647,302	447,587
Gross profit	398,246	269,172	513,726	345,318
Operating expenses:
Marketing and sales	194,696	127,404	274,981	184,243
Technology and development	14,053	11,733	25,656	22,536
General and administrative	30,835	22,634	59,048	44,156
Depreciation and amortization	11,060	7,830	19,900	15,465
Total operating expenses	250,644	169,601	379,585	266,400
Operating income	147,602	99,571	134,141	78,918
Interest expense, net	1,927	985	2,967	1,580
Other (income) expense, net	(2,257)	(975)	(3,256)	(891)
Income before income taxes	147,932	99,561	134,430	78,229
Income tax expense	34,255	25,409	30,515	19,348
Net income	$113,677	$74,152	$103,915	$58,881

Basic net income per common share	$1.76	$1.15	$1.61	$0.91

Diluted net income per common share	$1.71	$1.12	$1.56	$0.89

Weighted average shares used in the calculation of net income per common share:
Basic	64,728	64,687	64,524	64,595
Diluted	66,543	66,401	66,593	66,486

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six months ended
	December 27, 2020	December 29, 2019

Operating activities:
Net income	$103,915	$58,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,900	15,465
Amortization of deferred financing costs	545	325
Deferred income taxes	(1,388)	(1,003)
Bad debt expense	341	731
Stock-based compensation	5,358	4,045
Other non-cash items	(321)	(187)
Changes in operating items:
Trade receivables	(56,372)	(32,918)
Inventories	25,369	25,358
Prepaid and other	(1,937)	1,021
Accounts payable and accrued expenses	212,340	90,166
Other assets and liabilities	8,897	272
Net cash provided by operating activities	316,647	162,156

Investing activities:
Acquisitions, net of cash acquired	(250,943)	(20,500)
Capital expenditures, net of non-cash expenditures	(15,708)	(10,712)
Purchase of equity investments	(1,285)	(1,001)
Net cash used in investing activities	(267,936)	(32,213)

Financing activities:
Acquisition of treasury stock	(12,470)	(5,030)
Proceeds from exercise of employee stock options	1,032	285
Proceeds from bank borrowings	265,000	20,000
Repayment of notes payable and bank borrowings	(170,000)	(22,500)
Debt issuance cost	(2,193)	(60)
Net cash provided by (used in) financing activities	81,369	(7,305)

Net change in cash and cash equivalents	130,080	122,638
Cash and cash equivalents:
Beginning of period	240,506	172,923
End of period	$370,586	$295,561

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Three Months Ended
	December 27, 2020	Personalization Mall Litigation and Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) December 27, 2020	December 29, 2019	% Change
Net revenues:
Consumer Floral & Gifts	$305,357	$-	$-	$305,357	$115,716	163.9%
BloomNet	34,051			34,051	25,722	32.4%
Gourmet Foods & Gift Baskets	538,265			538,265	464,584	15.9%
Corporate	135			135	165	-18.2%
Intercompany eliminations	(552)			(552)	(545)	-1.3%
Total net revenues	$877,256	$-	$-	$877,256	$605,642	44.8%

Gross profit:
Consumer Floral & Gifts	$134,474	$-	$-	$134,474	$44,544	201.9%
	44.0%			44.0%	38.5%

BloomNet	16,820			16,820	13,161	27.8%
	49.4%			49.4%	51.2%

Gourmet Foods & Gift Baskets	246,890			246,890	211,362	16.8%
	45.9%			45.9%	45.5%

Corporate	62			62	105	-41.0%
	45.9%			45.9%	63.6%

Total gross profit	$398,246	$-	$-	$398,246	$269,172	48.0%
	45.4%	-	-	45.4%	44.4%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$45,657	$-	$-	$45,657	$10,890	319.3%
BloomNet	12,141			12,141	9,134	32.9%
Gourmet Foods & Gift Baskets	135,621		(78)	135,543	113,387	19.5%
Segment Contribution Margin Subtotal	193,419	-	(78)	193,341	133,411	44.9%
Corporate (b)	(34,757)	513		(34,244)	(26,010)	-31.7%
EBITDA (non-GAAP)	158,662	513	(78)	159,097	$107,401	48.1%
Add: Stock-based compensation	2,965			2,965	2,280	30.0%
Add: Compensation charge related to NQ Plan Investment Appreciation	2,227			2,227	1,002	122.2%
Adjusted EBITDA (non-GAAP)	$163,854	$513	$(78)	$164,289	$110,683	48.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Six Months Ended
	December 27, 2020	Personalization Mall Litigation and Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) December 27, 2020	December 29, 2019	% Change
Net revenues:
Consumer Floral & Gifts	$466,903	$-	$-	$466,903	$206,484	126.1%
BloomNet	66,789			66,789	51,162	30.5%
Gourmet Foods & Gift Baskets	628,194			628,194	535,799	17.2%
Corporate	241			241	360	-33.1%
Intercompany eliminations	(1,099)			(1,099)	(900)	-22.1%
Total net revenues	$1,161,028	$-	$-	$1,161,028	$792,905	46.4%

Gross profit:
Consumer Floral & Gifts	$200,060	$-	$-	$200,060	$80,594	148.2%
	42.8%			42.8%	39.0%

BloomNet	31,658			31,658	26,119	21.2%
	47.4%			47.4%	51.1%

Gourmet Foods & Gift Baskets	281,897			281,897	238,404	18.2%
	44.9%			44.9%	44.5%

Corporate	111			111	201	-44.8%
	46.1%			46.1%	55.8%

Total gross profit	$513,726	$-	$-	$513,726	$345,318	48.8%
	44.2%	-	-	44.2%	43.6%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$64,893	$-	$-	$64,893	$19,414	234.3%
BloomNet	22,562			22,562	17,491	29.0%
Gourmet Foods & Gift Baskets	133,040		(483)	132,557	106,787	24.1%
Segment Contribution Margin Subtotal	220,495	-	(483)	220,012	143,692	53.1%
Corporate (b)	(66,454)	5,403		(61,051)	(49,309)	-23.8%
EBITDA (non-GAAP)	154,041	5,403	(483)	158,961	94,383	68.4%
Add: Stock-based compensation	5,358			5,358	4,045	32.5%
Add: Compensation charge related to NQ Plan Investment Appreciation	3,207			3,207	958	234.8%
Adjusted EBITDA (non-GAAP)	$162,606	$5,403	$(483)	$167,526	$99,386	68.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income to adjusted net income (non-GAAP):	Three Months Ended		Six Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net income	$113,677	$74,152	$103,915	$58,881
Adjustments to reconcile net income to adjusted net income (non-GAAP)
Add: Personalization Mall litigation and transaction costs	513		5,403
Deduct: Harry & David store closure cost adjustment	(78)		(483)
Deduct: Income tax (benefit) on adjustments	125		(1,117)
Adjusted net income (non-GAAP)	$114,237	$74,152	$107,718	$58,881

Basic and diluted net income per common share
Basic	$1.76	$1.15	$1.61	$0.91
Diluted	$1.71	$1.12	$1.56	$0.89

Basic and diluted adjusted net income per common share (non-GAAP)
Basic	$1.76	$1.15	$1.67	$0.91
Diluted	$1.72	$1.12	$1.62	$0.89

Weighted average shares used in the calculation of net income and adjusted net income per common share
Basic	64,728	64,687	64,524	64,595
Diluted	66,543	66,401	66,593	66,486

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income to adjusted EBITDA (non-GAAP):	Three Months Ended		Six Months Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019

Net income	$113,677	$74,152	$103,915	$58,881
Add: Interest expense, net	(330)	10	(289)	689
Add: Depreciation and amortization	11,060	7,830	19,900	15,465
Add: Income tax expense	34,255	25,409	30,515	19,348
EBITDA	158,662	107,401	154,041	94,383
Add: Stock-based compensation	2,965	2,280	5,358	4,045
Add: Compensation charge related to NQ plan investment appreciation	2,227	1,002	3,207	958
Add: Personalization Mall litigation and transaction costs	513		5,403
Deduct: Harry & David store closure cost adjustment	(78)		(483)
Adjusted EBITDA	$164,289	$110,683	$167,526	$99,386

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com